Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2025 FISCAL SECOND QUARTER

Sioux Falls, S.D., April 22, 2025 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $74.3 million, or $3.11 per share, for the three months ended March 31, 2025, compared to net income of $65.3 million, or $2.56 per share, for the three months ended March 31, 2024.
CEO Brett Pharr said, “At the halfway point for the fiscal year, our businesses are healthy, and we are optimistic about the future. We have made significant progress toward our goals thanks in large part to the successful execution on our balance sheet strategy, which is allowing us to generate revenue above our asset size and means that we do not need to grow our balance sheet to grow revenues. This is evident in our financial performance during the quarter. We are also having a great tax season, which led the way to noninterest income growth for the quarter.”
Company Highlights and Business Developments
•On March 20, 2025, the Company's subsidiary Pathward®, N.A. announced it became Certified™ by Great Place to Work® for the third year in a row. Great Place to Work describes itself as the global authority on workplace culture, employee experience, and the leadership behaviors proven to deliver market-leading revenue, employee retention and increased innovation.
Financial Highlights for the 2025 Fiscal Second Quarter
•Total tax services product income, net of losses and direct product expenses, increased 29% to $47.6 million from $36.9 million, when comparing the first six months of fiscal 2025 to the same period of the prior fiscal year.
•Total revenue for the second quarter was $262.9 million, an increase of $15.6 million, or 6%, compared to the same quarter in fiscal 2024, driven by an increase in both net interest income and noninterest income.
•Net interest margin ("NIM") increased 27 basis points to 6.50% for the second quarter from 6.23% during the same period last year, primarily driven by increased yields and balances in the loan and lease portfolio and an improved earning asset mix from the continued balance sheet optimization. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 5.09% in the fiscal 2025 second quarter compared to 4.76% during the fiscal 2024 second quarter. See non-GAAP reconciliation table below.
•Total gross loans and leases at March 31, 2025 increased $55.5 million to $4.46 billion compared to March 31, 2024 and decreased $97.8 million when compared to December 31, 2024. When excluding the insurance premium finance loans, which sold during the first quarter of fiscal 2025, of $522.9 million at March 31, 2024, total gross loans and leases at March 31, 2025 increased $578.4 million, or 15%, when compared to March 31, 2024.
•During the 2025 fiscal second quarter, the Company repurchased 575,804 shares of common stock at an average share price of $78.11. As of March 31, 2025, there were 5,722,336 shares available for repurchase under the current common stock share repurchase program.

Tax Season
For the six months ended March 31, 2025, total tax services product revenue was $85.0 million, an increase of 17% compared to the same period of the prior year. Total tax services product fee income increased by $9.5 million and net interest income on tax services loans increased $2.6 million, while total tax services product expense increased marginally when compared to the prior year.
Provision for credit losses for the tax services portfolio increased $0.9 million for the six months ended March 31, 2025 when compared to the same period of the prior year, primarily due to an increase in loan originations.
Total tax services product income, net of losses and direct product expenses, increased 29% to $47.6 million from $36.9 million, when comparing the first six months of fiscal 2025 to the same period of the prior fiscal year. This increase was primarily due to a 13% increase in independent tax office enrollments this tax season as compared to the prior year period.
For the 2025 tax season through March 31, 2025, Pathward originated $1.66 billion in refund advance loans compared to $1.56 billion during the 2024 tax season.
Net Interest Income
Net interest income for the second quarter of fiscal 2025 was $124.3 million, an increase of 5% from the same quarter in fiscal 2024. The increase was mainly attributable to increased yields and balances in the loan and lease portfolio and an improved earning asset mix, along with a reduction in funding costs.
The Company’s average interest-earning assets for the second quarter of fiscal 2025 increased by $125.3 million to $7.76 billion compared to the same quarter in fiscal 2024, due to increases in average outstanding balances of interest earning cash and total loan and lease balances, partially offset by a decrease in total investment securities. The second quarter average outstanding balance of loans and leases increased $185.2 million compared to the same quarter of the prior fiscal year, primarily due to increases in the warehouse finance and tax services portfolios, partially offset by decreases in the consumer finance and commercial finance loan portfolios. The decrease in the average outstanding balance of commercial finance loans and leases was primarily driven by the sale of the insurance premium finance loans during the first quarter of fiscal year 2025.
Fiscal 2025 second quarter NIM increased to 6.50% from 6.23% in the second fiscal quarter of 2024. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, NIM would have been 5.09% in the second quarter compared to 4.76% during the fiscal 2024 second quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets increased 12 basis points to 6.81% compared to the prior year quarter, driven by an improved earning asset mix. The yield on the loan and lease portfolio was 8.59% compared to 8.43% for the comparable period last year and the TEY on the securities portfolio was 3.11% compared to 3.20% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.32% during the fiscal 2025 second quarter, as compared to 0.47% during the prior year quarter. The Company's overall cost of deposits was 0.23% in the fiscal second quarter of 2025, as compared to 0.38% during the prior year quarter. When including contractual, rate-related processing expenses associated with deposits on the Company's balance sheet, the Company's overall cost of deposits was 1.75% in the fiscal 2025 second quarter, as compared to 1.95% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2025 second quarter noninterest income increased 7% to $138.5 million, compared to $128.9 million for the same period of the prior year. The increase in noninterest income when comparing the current period to the same period of the prior year was primarily driven by secondary market revenue, refund advance and other tax product income, and refund transfer product fees, partially offset by a loss on sale of investment securities, a reduction in card and deposit fees, and a loss on sale of divestiture related to closing business activities from the insurance premium finance business sale that occurred during the first quarter of the fiscal year.

The period-over-period decrease in card and deposit fee income was primarily related to lower quarterly average deposit balances held at partner banks along with lower servicing fee income due to a reduction in rates following reductions in the Effective Federal Funds Rate ("EFFR"). Servicing fee income on custodial deposits totaled $6.5 million during the 2025 fiscal second quarter, compared to $10.4 million for the same period of the prior year. For the fiscal quarter ended December 31, 2024, servicing fee income on custodial deposits totaled $4.5 million.
Noninterest Expense
Noninterest expense increased 1% to $142.5 million for the fiscal 2025 second quarter, from $140.4 million for the same quarter last year. The increase was primarily attributable to increases in operating lease equipment depreciation expense, other expense, refund transfer product expense, card processing expense, and occupancy and equipment expense. This increase was partially offset primarily by reductions in compensation and benefits expense, refund advance product expense, and impairment expense.
Card processing expense is primarily driven by rate-related agreements with Partner Solutions relationships. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the EFFR and reprices immediately upon a change in the EFFR. Approximately 62% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2025 second quarter. For the fiscal quarter ended March 31, 2025, contractual, rate-related processing expenses were $28.4 million, as compared to $25.6 million for the fiscal quarter ended December 31, 2024, and $30.1 million for the fiscal quarter ended March 31, 2024.
Income Tax Expense
The Company recorded an income tax expense of $15.9 million, representing an effective tax rate of 17.6%, for the fiscal 2025 second quarter, compared to an income tax expense of $15.2 million, representing an effective tax rate of 18.9%, for the second quarter last fiscal year. The current quarter increase in income tax expense compared to the prior year quarter was primarily due to an increase in income.
The Company originated $1.9 million in renewable energy leases during the fiscal 2025 second quarter, resulting in $0.5 million in total net investment tax credits. During the second quarter of fiscal 2024, the Company originated $25.9 million in renewable energy leases resulting in $7.0 million in total net investment tax credits. For the six months ended March 31, 2025, the Company originated $11.2 million in renewable energy leases, compared to $38.1 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases

(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total investments	$1,442,855	$1,512,091	$1,774,313	$1,759,486	$1,814,140

Loans held for sale
Term lending	—	7,860	4,567	—	1,977
Lease financing	—	424	—	—	—
Insurance premium finance	—	—	594,359	—	—
SBA/USDA	15,188	21,786	65,734	7,030	7,372
Consumer finance	30,579	42,578	24,210	22,350	16,597
Total loans held for sale	45,767	72,648	688,870	29,380	25,946

Term lending	1,766,432	1,735,539	1,554,641	1,533,722	1,489,054
Asset-based lending	542,483	608,261	471,897	473,289	429,556
Factoring	224,520	364,477	362,295	350,740	336,442
Lease financing	134,856	138,305	152,174	155,044	168,616
Insurance premium finance	—	—	—	617,054	522,904
SBA/USDA	701,736	595,965	568,628	563,689	560,433
Other commercial finance	154,728	174,097	185,964	166,653	149,056
Commercial finance	3,524,755	3,616,644	3,295,599	3,860,191	3,656,061
Consumer finance	246,202	280,001	248,800	253,358	267,031
Tax services	55,973	45,051	8,825	43,184	84,502
Warehouse finance	643,124	624,251	517,847	449,962	394,814
Total loans and leases	4,470,054	4,565,947	4,071,071	4,606,695	4,402,408
Net deferred loan origination costs (fees)	(5,184)	(3,266)	4,124	5,857	6,977
Total gross loans and leases	4,464,870	4,562,681	4,075,195	4,612,552	4,409,385
Allowance for credit losses	(78,449)	(48,977)	(45,336)	(79,836)	(80,777)
Total loans and leases, net	$4,386,421	$4,513,704	$4,029,859	$4,532,716	$4,328,608
The Company's investment security balances at March 31, 2025 totaled $1.44 billion, as compared to $1.51 billion at December 31, 2024 and $1.81 billion at March 31, 2024. The sequential decrease was primarily related to the sale of $57.7 million of investment securities AFS during the second quarter of fiscal 2025. The year-over-year decrease was primarily related to the sale of investment securities AFS during both the second and first quarters of fiscal 2025.
Total gross loans and leases totaled $4.46 billion at March 31, 2025, as compared to $4.56 billion at December 31, 2024 and $4.41 billion at March 31, 2024. The drivers for the sequential decrease were reductions in the commercial finance and consumer finance loan portfolios, partially offset by increases in the warehouse finance and the seasonal tax services portfolios. The year-over-year increase was due to an increase in the warehouse finance portfolio, partially offset by decreases in the commercial finance, tax services, and consumer finance loan portfolios. When excluding the insurance premium finance loans, which sold during the first quarter of fiscal 2025, of $522.9 million at March 31, 2024, total gross loans and leases at March 31, 2025 increased $578.4 million, or 15%, when compared to March 31, 2024.
Commercial finance loans, which comprised 79% of the Company's loan and lease portfolio, totaled $3.52 billion at March 31, 2025, reflecting a decrease of $91.9 million, or 3%, from December 31, 2024 and a decrease of $131.3 million, or 4%, from March 31, 2024. The sequential decrease was primarily driven by decreases of $140.0 million in factoring loans and $65.8 million in asset-based lending, partially offset by increases of $105.8 million in SBA/USDA and $30.9 million in term lending. The year-over-year decrease was primarily related to the sale of insurance premium finance loans during the first quarter of fiscal 2025 and a decrease of $111.9 million in factoring loans, partially offset by increases of $277.4 million in term lending, $141.3 million in SBA/USDA, and

$112.9 million in asset-based lending. When excluding the insurance premium finance loans of $522.9 million at March 31, 2024, commercial finance loans at March 31, 2025 increased by $391.6 million when compared to March 31, 2024.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $78.4 million at March 31, 2025, an increase compared to $49.0 million at December 31, 2024 and a decrease compared to $80.8 million at March 31, 2024. The increase in the ACL at March 31, 2025, when compared to December 31, 2024, was primarily due to a $33.0 million increase in the allowance related to the seasonal tax services portfolio, partially offset by a $3.7 million decrease in the allowance related to the commercial finance portfolio.
The $2.4 million year-over-year decrease in the ACL was primarily driven by a $5.4 million decrease in the allowance related to the commercial finance portfolio, partially offset by a $2.3 million increase in the allowance related to the tax services portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Commercial finance	1.10%	1.18%	1.29%	1.17%	1.21%
Consumer finance	2.11%	1.79%	0.90%	2.23%	1.71%
Tax services	60.35%	1.75%	0.02%	66.35%	37.31%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.75%	1.07%	1.11%	1.73%	1.83%
Total loans and leases excluding tax services	1.01%	1.07%	1.12%	1.12%	1.14%

The Company's ACL as a percentage of total loans and leases increased to 1.75% at March 31, 2025 from 1.07% at December 31, 2024. The increase in the total loans and leases coverage ratio was primarily driven by seasonality in both the tax services portfolio and consumer finance portfolio.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Six Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024	March 31, 2025	March 31, 2024
Beginning balance	$48,977	$45,336	$53,785	$45,336	$49,705
Provision (reversal of) - tax services loans	26,178	1,301	25,221	27,479	26,577
Provision (reversal of) - all other loans and leases	3,389	10,913	684	14,302	8,894
Charge-offs - tax services loans	—	(741)	—	(741)	(1,145)
Charge-offs - all other loans and leases	(8,114)	(8,935)	(5,492)	(17,050)	(11,218)
Recoveries - tax services loans	6,813	228	5,800	7,041	6,094
Recoveries - all other loans and leases	1,206	875	779	2,082	1,870
Ending balance	$78,449	$48,977	$80,777	$78,449	$80,777
The Company recognized a provision for credit losses of $29.9 million for the quarter ended March 31, 2025, compared to $26.1 million for the comparable period in the prior fiscal year. The period-over-period increase in provision for credit losses was primarily due to increases in provision for credit losses in the commercial finance portfolio of $2.8 million and the seasonal tax services portfolio of $1.0 million. The Company recognized net charge-offs of $0.1 million for the quarter ended March 31, 2025, compared to net recoveries of $1.1 million for the quarter ended March 31, 2024. Net charge-offs attributable to the commercial finance portfolio for the current quarter were $6.9 million while recoveries of $6.8 million were recognized in the tax services portfolio. Net charge-offs attributable to the commercial finance portfolio for the same quarter of the prior year were $4.7 million, while recoveries of $5.8 million were recognized in the tax services portfolio.

The Company's past due loans and leases were as follows for the periods presented.

As of March 31, 2025	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$45,767	$45,767	$—	$—	$—

Commercial finance	41,161	14,933	18,273	74,367	3,450,388	3,524,755	1,359	36,049	37,408
Consumer finance	3,922	2,769	2,397	9,088	237,114	246,202	2,398	—	2,398
Tax services	1,036	—	—	1,036	54,937	55,973	—	—	—
Warehouse finance	—	—	—	—	643,124	643,124	—	—	—
Total loans and leases held for investment	46,119	17,702	20,670	84,491	4,385,563	4,470,054	3,757	36,049	39,806

Total loans and leases	$46,119	$17,702	$20,670	$84,491	$4,431,330	$4,515,821	$3,757	$36,049	$39,806

As of December 31, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$72,648	$72,648	$—	$—	$—

Commercial finance	25,080	8,966	23,545	57,591	3,559,053	3,616,644	5,555	27,231	32,786
Consumer finance	4,502	2,936	2,423	9,861	270,140	280,001	2,423	—	2,423
Tax services	—	—	—	—	45,051	45,051	—	—	—
Warehouse finance	—	—	—	—	624,251	624,251	—	—	—
Total loans and leases held for investment	29,582	11,902	25,968	67,452	4,498,495	4,565,947	7,978	27,231	35,209

Total loans and leases	$29,582	$11,902	$25,968	$67,452	$4,571,143	$4,638,595	$7,978	$27,231	$35,209
The Company's nonperforming assets at March 31, 2025 were $41.6 million, representing 0.59% of total assets, compared to $37.5 million, or 0.49% of total assets at December 31, 2024 and $37.2 million, or 0.50% of total assets at March 31, 2024.
The increase in the nonperforming assets as a percentage of total assets at March 31, 2025 compared to December 31, 2024, was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by a slight decrease in nonperforming loans in the consumer finance portfolio. When comparing the current period to the same period of the prior year, the increase was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by a decrease in nonperforming loans in the consumer finance portfolio.
The Company's nonperforming loans and leases at March 31, 2025, were $39.8 million, representing 0.88% of total gross loans and leases, compared to $35.2 million, or 0.76% of total gross loans and leases at December 31, 2024 and $34.4 million, or 0.78% of total gross loans and leases at March 31, 2024.

Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $7.30 billion for the three-month period ended March 31, 2025, compared to $7.28 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2025 second quarter increased by $12.6 million to $7.18 billion compared to the same period in fiscal 2024. The increase in average deposits was primarily due to increases in noninterest bearing deposits and interest bearing checking, partially offset by a decrease in wholesale deposits.
Total end-of-period deposits decreased 9% to $5.82 billion at March 31, 2025, compared to $6.37 billion at March 31, 2024. The decrease in end-of-period deposits was primarily driven by decreases in noninterest-bearing deposits of $458.0 million, wholesale deposits of $100.9 million, and money market deposits of $10.0 million, partially offset by an increase in interest bearing checking deposits of $25.1 million.
As of March 31, 2025, the Company managed $1.12 billion of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR. The sequential quarter increase in these customer deposits held at other banks reflects normal seasonal patterns during the second quarter of the fiscal year.

Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at March 31, 2025, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. The decrease in Tier 1 leverage capital ratio for the period as compared to the sequential quarter is the result of higher quarterly average assets related to the Company's seasonal tax business. The Bank's Tier 1 leverage capital ratio using end of period assets of 10.49% better reflects the expected capital position of the Company post tax season. See non-GAAP reconciliation table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	March 31, 2025(1)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Company
Tier 1 leverage capital ratio	8.53%	9.15%	9.26%	9.13%	7.75%
Common equity Tier 1 capital ratio	13.98%	12.53%	12.61%	12.44%	12.30%
Tier 1 capital ratio	14.25%	12.79%	12.86%	12.70%	12.56%
Total capital ratio	15.90%	14.11%	14.08%	14.33%	14.21%
Bank
Tier 1 leverage ratio	8.73%	9.42%	9.44%	9.36%	7.92%
Common equity Tier 1 capital ratio	14.59%	13.16%	13.12%	13.02%	12.83%
Tier 1 capital ratio	14.59%	13.16%	13.12%	13.02%	12.83%
Total capital ratio	15.84%	14.10%	13.97%	14.27%	14.09%
(1) March 31, 2025 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total stockholders' equity	$832,232	$776,430	$839,605	$765,248	$739,462
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	285,865	286,171	296,105	296,496	296,889
LESS: Certain other intangible assets	16,363	16,951	18,018	18,315	19,146
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	3,410	12,298	13,253	11,880	15,862
LESS: Net unrealized (losses) on available for sale securities	(163,206)	(187,834)	(152,328)	(206,584)	(205,460)
LESS: Noncontrolling interest	(658)	(756)	(277)	(506)	(420)
ADD: Adoption of Accounting Standards Update 2016-13	672	672	1,345	1,345	1,345
Common Equity Tier 1(1)	691,130	650,272	666,179	646,992	614,790
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(381)	(462)	(150)	(374)	(311)
Total Tier 1 capital	704,410	663,471	679,690	660,279	628,140
Allowance for credit losses	61,994	48,818	44,687	65,182	62,715
Subordinated debentures, net of issuance costs	19,744	19,719	19,693	19,668	19,642
Total capital	$786,148	$732,008	$744,070	$745,129	$710,497
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Tuesday, April 22, 2025. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 162083.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; progress on key strategic initiatives; expected results of our partnerships; underwriting and monitoring processes; expected nonperforming loan resolutions and net charge off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate and changes in international trade policies, tariffs, and treaties affecting imports and exports, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; trade disputes, barriers to trade or the emergence of trade restrictions; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with and any actions which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2024, and in the Company's other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
ASSETS
Cash and cash equivalents	$254,249	$597,396	$158,337	$298,926	$347,888
Securities available for sale, at fair value	1,411,520	1,480,090	1,741,221	1,725,460	1,779,458
Securities held to maturity, at amortized cost	31,335	32,001	33,092	34,026	34,682
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	24,276	24,454	36,014	24,449	25,844
Loans held for sale	45,767	72,648	688,870	29,380	25,946
Loans and leases	4,464,870	4,562,681	4,075,195	4,612,552	4,409,385
Allowance for credit losses	(78,449)	(48,977)	(45,336)	(79,836)	(80,777)
Accrued interest receivable	37,081	35,279	31,385	31,755	30,294
Premises, furniture, and equipment, net	39,542	38,263	39,055	36,953	37,266
Rental equipment, net	202,194	206,754	205,339	209,544	215,885
Goodwill and intangible assets	311,992	313,074	326,094	327,018	328,001
Other assets	268,636	308,679	260,070	280,053	283,245
Total assets	$7,013,013	$7,622,342	$7,549,336	$7,530,280	$7,437,117

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,819,209	6,518,953	5,875,085	6,431,516	6,368,344
Short-term borrowings	—	—	377,000	—	31,000
Long-term borrowings	33,405	33,380	33,354	33,329	33,373
Accrued expenses and other liabilities	328,167	293,579	424,292	300,187	264,938
Total liabilities	6,180,781	6,845,912	6,709,731	6,765,032	6,697,655

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	236	241	248	251	254
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	643,887	640,422	638,803	636,284	634,415
Retained earnings	359,960	332,322	354,474	343,392	317,964
Accumulated other comprehensive loss	(166,311)	(190,917)	(153,394)	(207,992)	(206,570)
Treasury stock, at cost	(4,882)	(4,882)	(249)	(6,181)	(6,181)
Total equity attributable to parent	832,890	777,186	839,882	765,754	739,882
Noncontrolling interest	(658)	(756)	(277)	(506)	(420)
Total stockholders’ equity	832,232	776,430	839,605	765,248	739,462
Total liabilities and stockholders’ equity	$7,013,013	$7,622,342	$7,549,336	$7,530,280	$7,437,117

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024	March 31, 2025	March 31, 2024
Interest and dividend income:
Loans and leases, including fees	$107,818	$102,731	$102,750	$210,549	$197,713
Mortgage-backed securities	8,580	8,986	9,998	17,566	20,047
Other investments	13,669	7,522	14,013	21,191	24,899
	130,067	119,239	126,761	249,306	242,659
Interest expense:
Deposits	4,086	775	6,685	4,861	10,211
FHLB advances and other borrowings	1,640	2,331	1,775	3,971	4,111
	5,726	3,106	8,460	8,832	14,322

Net interest income	124,341	116,133	118,301	240,474	228,337

Provision for credit loss	29,905	12,032	26,052	41,937	35,942

Net interest income after provision for credit loss	94,436	104,101	92,249	198,537	192,395

Noninterest income:
Refund transfer product fees	32,663	410	28,942	33,073	29,364
Refund advance and other tax fee income	48,585	524	43,200	49,109	43,311
Card and deposit fees	30,793	29,066	35,344	59,859	66,094
Rental income	13,200	13,708	13,720	26,908	27,179
(Loss) on sale of securities	(7,228)	(15,671)	—	(22,899)	—
Gain (loss) on divestitures	(1,360)	16,404	—	15,044	—
Secondary market revenue	15,378	4,378	1,401	19,756	1,370
Gain on sale of other	627	987	294	1,614	3,165
Other income	5,866	7,572	6,044	13,438	11,223
Total noninterest income	138,524	57,378	128,945	195,902	181,706

Noninterest expense:
Compensation and benefits	51,905	49,292	54,073	101,197	100,725
Refund transfer product expense	8,475	108	7,366	8,583	7,558
Refund advance expense	1,265	34	1,846	1,299	1,876
Card processing	36,238	33,314	35,163	69,552	69,747
Occupancy and equipment expense	10,307	9,706	9,293	20,013	18,141
Operating lease equipment depreciation	11,780	11,426	10,424	23,206	20,847
Legal and consulting	5,878	5,225	6,141	11,103	11,033
Intangible amortization	1,082	812	1,240	1,894	2,224
Impairment expense	1,514	—	2,013	1,514	2,013
Other expense	14,076	13,642	12,872	27,718	25,541
Total noninterest expense	142,520	123,559	140,431	266,079	259,705

Income before income tax expense	90,440	37,920	80,763	128,360	114,396

Income tax expense	15,937	6,294	15,246	22,231	20,965

Net income before noncontrolling interest	74,503	31,626	65,517	106,129	93,431
Net income attributable to noncontrolling interest	237	199	249	436	506
Net income attributable to parent	$74,266	$31,427	$65,268	$105,693	$92,925

Less: Allocation of Earnings to participating securities(1)	261	130	524	404	744
Net income attributable to common shareholders(1)	74,005	31,297	64,744	105,289	92,181
Earnings per common share:
Basic	$3.13	$1.29	$2.56	$4.40	$3.61
Diluted	$3.11	$1.29	$2.56	$4.38	$3.61
Shares used in computing earnings per common share:
Basic	23,657,145	24,221,697	25,281,743	23,941,980	25,529,186
Diluted	23,776,023	24,280,371	25,311,144	24,039,020	25,555,656
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2025			2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$926,841	$9,088	3.98%	$616,288	$7,422	4.84%
Mortgage-backed securities	1,240,243	8,580	2.81%	1,464,530	9,998	2.75%
Tax-exempt investment securities	116,976	797	3.50%	132,733	932	3.57%
Asset-backed securities	180,750	2,228	5.00%	237,421	3,368	5.71%
Other investment securities	207,973	1,556	3.03%	281,695	2,291	3.27%
Total investments	1,745,942	13,161	3.11%	2,116,379	16,589	3.20%
Commercial finance	3,597,280	73,053	8.24%	3,650,845	74,330	8.19%
Consumer finance	295,099	8,039	11.05%	351,459	9,144	10.46%
Tax services	557,229	11,913	8.67%	493,168	9,014	7.35%
Warehouse finance	638,747	14,813	9.41%	407,703	10,262	10.12%
Total loans and leases	5,088,355	107,818	8.59%	4,903,175	102,750	8.43%
Total interest-earning assets	$7,761,138	$130,067	6.81%	$7,635,842	$126,761	6.69%
Noninterest-earning assets	630,782			600,354
Total assets	$8,391,920			$8,236,196

Interest-bearing liabilities:
Interest-bearing checking	$2,462	$—	0.04%	$266	$—	0.31%
Savings	53,120	3	0.02%	59,914	5	0.04%
Money markets	179,591	270	0.61%	190,143	598	1.26%
Time deposits	4,213	3	0.25%	5,027	4	0.29%
Wholesale deposits	349,706	3,810	4.42%	439,785	6,078	5.56%
Total interest-bearing deposits (a)	589,092	4,086	2.81%	695,135	6,685	3.87%
Overnight fed funds purchased	88,522	1,004	4.60%	79,484	1,107	5.60%
Subordinated debentures	19,728	355	7.29%	19,625	355	7.27%
Other borrowings	13,661	281	8.34%	13,901	313	9.07%
Total borrowings	121,911	1,640	5.45%	113,010	1,775	6.32%
Total interest-bearing liabilities	711,003	5,726	3.27%	808,145	8,460	4.21%
Noninterest-bearing deposits (b)	6,592,216	—	—%	6,473,538	—	—%
Total deposits and interest-bearing liabilities	$7,303,219	$5,726	0.32%	$7,281,683	$8,460	0.47%
Other noninterest-bearing liabilities	294,121			223,560
Total liabilities	7,597,340			7,505,243
Shareholders' equity	794,580			730,953
Total liabilities and shareholders' equity	$8,391,920			$8,236,196
Net interest income and net interest rate spread including noninterest-bearing deposits		$124,341	6.49%		$118,301	6.22%

Net interest margin			6.50%			6.23%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(2)			6.51%			6.24%

Total cost of deposits (a+b)	7,181,308	4,086	0.23%	7,168,673	6,685	0.38%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2025 and 2024 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Equity to total assets	11.87%	10.19%	11.12%	10.16%	9.94%
Book value per common share outstanding	$35.33	$32.19	$33.79	$30.51	$29.14
Tangible book value per common share outstanding	$22.08	$19.21	$20.67	$17.47	$16.21
Common shares outstanding	23,558,939	24,119,416	24,847,353	25,085,230	25,377,986
Nonperforming assets to total assets	0.59%	0.49%	0.57%	0.61%	0.50%
Nonperforming loans and leases to total loans and leases	0.88%	0.76%	0.87%	0.96%	0.78%
Net interest margin	6.50%	6.84%	6.66%	6.56%	6.23%
Net interest margin, tax-equivalent	6.51%	6.85%	6.67%	6.57%	6.24%
Return on average assets	3.59%	1.69%	1.79%	2.28%	3.17%
Return on average equity	37.91%	15.51%	16.80%	22.62%	35.72%
Return on average tangible equity	62.50%	25.65%	28.40%	40.59%	64.92%
Full-time equivalent employees	1,155	1,170	1,241	1,232	1,204

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Average interest earning assets	$7,761,138	$6,735,958	$7,635,842
Net interest income	$124,341	$116,133	$118,301
Net interest margin	6.50%	6.84%	6.23%
Quarterly average total deposits	$7,181,308	$6,081,235	$7,168,673
Deposit interest expense	$4,086	$775	$6,685
Cost of deposits	0.23%	0.05%	0.38%

Adjusted Net Interest Margin with contractual, rate-related card expenses associated with deposits on the Company's balance sheet
Average interest earning assets	$7,761,138	$6,735,958	$7,635,842
Net interest income	124,341	116,133	118,301
Less: Contractual, rate-related processing expense	26,852	24,241	28,024
Adjusted net interest income	$97,489	$91,892	$90,277
Adjusted net interest margin	5.09%	5.41%	4.76%
Average total deposits	$7,181,308	$6,081,235	$7,168,673
Deposit interest expense	4,086	775	6,685
Add: Contractual, rate-related processing expense	26,852	24,241	28,024
Adjusted deposit expense	$30,938	$25,016	$34,709
Adjusted cost of deposits	1.75%	1.63%	1.95%

Pathward, N.A. Period-end Tier 1 Leverage
(Dollars in thousands)	March 31, 2025
Total stockholders' equity	$861,879
Adjustments:
Less: Goodwill, net of associated deferred tax liabilities	285,865
Less: Certain other intangible assets	16,363
Less: Net deferred tax assets from operating loss and tax credit carry-forwards	3,410
Less: Net unrealized gains (losses) on available for sale securities	(163,206)
Less: Noncontrolling interest	(658)
Add: Adoption of Accounting Standards Update 2016-13	672
Common Equity Tier 1	720,777
Tier 1 minority interest not included in common equity Tier 1 capital	—
Total Tier 1 capital	$720,777

Total Assets (Quarter Average)	$8,391,490
Add: Available for sale securities amortized cost	223,365
Add: Deferred tax	(55,372)
Add: Adoption of Accounting Standards Updated 2016-13	672
Less: Deductions from CET1	305,638
Adjusted total assets	$8,254,517
Pathward, N.A. Regulatory Tier 1 Leverage	8.73%

Total Assets (Period End)	$7,011,075
Add: Available for sale securities amortized cost	217,000
Add: Deferred tax	(53,794)
Add: Adoption of Accounting Standards Updated 2016-13	672
Less: Deductions from CET1	305,638
Adjusted total assets	$6,869,315
Pathward, N.A. Period-end Tier 1 Leverage	10.49%